Exhibit 99(a)

Kraft CPAs

Kraft Bros., Esstman, Patton & Harrell, PLLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

First Southern Bancshares, Inc.

Florence, Alabama

We have audited the accompanying consolidated statements of financial condition of First Southern Bancshares, Inc. and its wholly-owned subsidiary, First Southern Bank (collectively, the “Company”), as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Southern Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The Company has suffered recurring losses from operations and, as more fully discussed in Note 10, First Southern Bank continues to operate under a Consent Order with the Federal Deposit Insurance Corporation and the Alabama State Banking Department. As further disclosed in Note 10, First Southern Bancshares, Inc. is subject to certain additional restrictions pursuant to a Memorandum of Understanding with the Federal Reserve Bank of Atlanta.

/s/ Kraft Bros., Esstman, Patton & Harrell, PLLC

Nashville, Tennessee

February 27, 2004

FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share data)

	December 31, 2003	December 31, 2002

ASSETS

Cash and cash equivalents	$10,468	$7,011
Investment securities available for sale, at fair value	12,711	15,482
Loans held for sale	77	271
Loans receivable, net of allowance for loan losses of $2,866 and $4,185	69,622	67,640
Premises and equipment, net	2,346	2,352
Federal Home Loan Bank stock, at cost	383	684
Accrued interest receivable	489	593
Income taxes receivable	—	347
Foreclosed real estate	613	697
Other assets	336	275

Total assets	$97,045	$95,352

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities

Deposits:
Noninterest-bearing	$8,633	$4,253
Interest-bearing	72,989	76,795

Total deposits	81,622	81,048
Advances from Federal Home Loan Bank	5,716	5,738
Notes payable to banks	—	750
Notes payable to directors	1,000	1,250
Subordinated capital notes, net of discount	6,411	—
Other liabilities	391	232
Derivative debt instrument	196	990

Total liabilities	95,336	90,008

Commitments and contingencies	—	—

Redeemable Preferred Stock, $.01 par value
Series A - 250,000 shares authorized; 29,546 and 160,350 shares issued and outstanding at December 31, 2003 and December 31, 2002, respectively; 4% cumulative dividends initially, increasing after five years (aggregate future redemption value $650 plus cumulative dividend arrearages of $61)	586	2,911
Series B - 56,000 shares authorized; 47,775 shares issued and outstanding at December 31, 2002; 6% cumulative dividends initially, increasing after three years	—	1,223

Total redeemable preferred stock	586	4,134

Stockholders’ equity

Common stock, $.01 par value; 4,000,000 shares authorized; 2,076,969 shares issued and 1,256,715 outstanding	21	21
Paid-in capital
Common stock warrants	211	8
Additional paid-in capital	11,785	11,407

Total paid-in capital	11,996	11,415

Retained earnings - substantially restricted	659	1,142
Net unrealized gain (loss) on securities available for sale	(72)	113
Treasury stock, at cost	(11,481)	(11,481)

Total stockholders’ equity	1,123	1,210

Total liabilities and stockholders’ equity	$97,045	$95,352

See accompanying notes to consolidated financial statements.

FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	Year Ended December 31,
	2003	2002
INTEREST INCOME:
Loans	$4,501	$5,524
Investment securities	421	706
Other	69	276

Total interest income	4,991	6,506

INTEREST EXPENSE:
Deposits	1,550	2,938
Advances from Federal Home Loan Bank	329	333
Notes payable to banks	34	50
Notes payable to directors	63	70
Subordinated capital notes	82	—

Total interest expense	2,058	3,391

NET INTEREST INCOME	2,933	3,115
PROVISION (REDUCTION OF PROVISION) FOR LOAN LOSSES	(288)	633

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,221	2,482

NONINTEREST INCOME:
Loan fees and service charges	775	800
Net gains on sale of loans	—	10
Net losses on sale of foreclosed real estate and other assets	(120)	(141)
Net gains on sale of investments	56	116
Net premium on transfer of deposits	—	1,378
Net gains (losses) on sale or disposal of premises and equipment	(3)	255
Net gain on extinguishment of derivative debt instrument	73	—
Other	31	39

Total noninterest income	812	2,457

NONINTEREST EXPENSES:
Compensation and employee benefits	2,094	2,411
Building and occupancy expense	452	542
Data processing expense	458	482
Advertising	34	32
FDIC insurance expense	150	250
Professional fees	417	670
Change in fair value of derivative debt instrument	61	68
Other	506	534

Total noninterest expense	4,172	4,989

LOSS BEFORE INCOME TAXES	(139)	(50)
INCOME TAX EXPENSE (BENEFIT)	5	(272)

NET INCOME (LOSS)	(144)	222
CUMULATIVE DIVIDEND ARREARAGE AND PREMIUM ACCRETION ON PREFERRED STOCK	(339)	(411)
GAIN ON EXCHANGE OF SUBORDINATED CAPITAL NOTES FOR PREFERRED STOCK	312	—
GAIN ON REPURCHASE OF PREFERRED STOCK	66	—

BASIC LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(105)	$(189)

BASIC LOSS PER COMMON SHARE	$(0.08)	$(0.15)

DILUTED LOSS PER COMMON SHARE	$(0.10)	$(0.15)

DIVIDENDS PER COMMON SHARE	$—	$—

See accompanying notes to consolidated financial statements.

FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock				Paid-In Capital			Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Issued		In Treasury		Warrants		Additional Paid-In Capital
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at January 1, 2002	2,076,969	$21	(820,254)	$(11,481)	$—	$—	$11,407	$1,331	$(184)	$1,094
Net income for the year ended December 31, 2002	—	—	—	—	—	—	—	222	—	222
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	—	—	—	—	297	297

Total comprehensive income	—	—	—	—	—	—	—	—	—	519

Issuance of common stock warrants	—	—	—	—	50,000	8	—	—	—	8
Dividends accrued and premium accretion on redeemable preferred stock - Series A	—	—	—	—	—	—	—	(265)	—	(265)
Dividends accrued and premium accretion on redeemable preferred stock - Series B	—	—	—	—	—	—	—	(146)	—	(146)

Net change for the year	—	—	—	—	50,000	8	—	(189)	297	116

Balances at December 31, 2002	2,076,969	21	(820,254)	(11,481)	50,000	8	11,407	1,142	113	1,210
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	—	(144)	—	(144)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—	—	—	—	—	(185)	(185)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(329)

Issuance of common stock warrants	—	—	—	—	184,912	203	—	—	—	203
Dividends accrued and premium accretion on redeemable preferred stock - Series A	—	—	—	—	—	—	—	(223)	—	(223)
Dividends accrued and premium accretion on redeemable preferred stock - Series B	—	—	—	—	—	—	—	(116)	—	(116)
Gain on exchange of subordinated capital notes for redeemable preferred stock - Series A	—	—	—	—	—	—	182	—	—	182
Gain on exchange of subordinated capital notes for redeemable preferred stock - Series B	—	—	—	—	—	—	130	—	—	130
Gain on repurchase of preferred stock - Series A	—	—	—	—	—	—	36	—	—	36
Gain on repurchase of preferred stock - Series B	—	—	—	—	—	—	30	—	—	30

Net change for the year	—	—	—	—	184,912	203	378	(483)	(185)	(87)

Balances at December 31, 2003	2,076,969	$21	(820,254)	$(11,481)	234,912	$211	$11,785	$659	$(72)	$1,123

See accompanying notes to consolidated financial statements.

FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(144)	$222
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	157	207
Provision (reduction of provision) for loan losses	(288)	633
Amortization of premiums/discounts on investments, net	154	20
Amortization of deferred loan fees	(22)	(20)
Gains on sale of investment securities, net	(56)	(116)
Losses on sale of foreclosed real estate and other assets, net	120	139
Premium on transfer of deposits	—	(1,378)
Gain on sale of loans	—	(10)
(Gains) losses on sale or disposal of premises and equipment	3	(255)
Noncash compensation	—	24
Change in fair value of derivative debt instrument	61	68
Amortization of discount on subordinated capital notes	10	—
Amortization of issuance costs on subordinated capital notes	4	—
Gain on extinguishment of derivative debt instruments	(73)	—
Fair value of common stock warrants issued	—	8
Decrease in:
Loans held for sale	194	550
Accrued interest receivable	104	383
Income tax receivable	347	2,016
Other assets	7	160
Increase in other liabilities	105	14

Net cash provided by operating activities	683	2,665

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in total loans, excluding effect of loans sold in disposition of branches	(3,392)	12,073
Net decrease in cash related to disposition of branches	—	(9,674)
Proceeds from repayments on mortgage-backed securities	6,974	4,851
Proceeds from sale or call of investments	6,244	6,511
Purchases of investment securities	(10,730)	(10,363)
Proceeds from sale of foreclosed real estate	1,688	1,374
Proceeds from redemption of FHLB stock	301	1,182
Acquisition of premises and equipment	(154)	(38)

Net cash provided by investing activities	931	5,916

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposit accounts, excluding effects of deposits transferred in disposition of branches	574	(16,926)
Repayment of advances from Federal Home Loan Bank	(22)	(124)
Repayment of notes payable to banks	(750)	—
Net proceeds from (repayment of) notes payable to directors	(250)	1,250
Proceeds from issuance of subordinated capital notes and common stock warrants, net of $76,000 in issuance costs	3,059	—
Repurchase of preferred stock	(650)	—
Payment of premiums on exchange of subordinated capital notes for preferred stock	(118)	—

Net cash provided by (used in) financing activities	1,843	(15,800)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,457	(7,219)
Cash and cash equivalents at beginning of period	7,011	14,230

Cash and cash equivalents at end of period	$10,468	$7,011

SUPPLEMENTAL INFORMATION FOR CASH FLOW:
Noncash transactions:
Decrease in net unrealized gain (loss) on securities available-for-sale	$185	$(297)
Investment securities held-to-maturity transferred to available-for-sale	$—	$211
Loans foreclosed and transferred to real estate owned	$1,720	$984
Issuance of subordinated capital notes in exchange for preferred stock	$3,469	$—
Book value of derivative debt instrument extinguished through exchanges for and repurchases of Series A preferred stock	$782	$—
Cash payable on repurchase of preferred stock	$54	$—
Fair value of common stock warrants issued	$203	$—
Net book value of assets (liabilities) transferred in disposition of branches:
Loans	$—	$9,108
Premises and equipment	$—	$265
Deposits	$—	$(20,690)
Cash paid (received) during the period for:
Interest	$2,073	$3,387
Income taxes	$(342)	$(2,338)

See accompanying notes to consolidated financial statements.

FIRST SOUTHERN BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Southern Bancshares, Inc. (“Bancshares”) was incorporated in the State of Delaware on November 22, 1994, and is the holding company for First Southern Bank (the “Bank”). The Bank is an Alabama-chartered commercial bank that is the successor to First Federal Savings and Loan Association of Florence, which converted from a mutual savings and loan association to a stock savings and loan association on April 13, 1995. Bancshares and the Bank are collectively referred to as the “Company.”

Principles of consolidation

The accompanying consolidated financial statements include the accounts of First Southern Bancshares, Inc. and its wholly-owned subsidiary, First Southern Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the fair value of foreclosed real estate.

Significant group concentrations of credit risk

At times during the year, the Bank’s balances with financial institutions exceeded FDIC insurance limits. Management considers bank balances in excess of FDIC limits to be a normal business risk, mitigated by the underlying quality of the financial institutions used by the Bank.

Substantially all of the Company’s business activity is with customers located in Lauderdale and Colbert Counties, and surrounding counties in Northwest Alabama. As such, a significant portion of its loan portfolio is collateralized by real estate located in the same geographic location. Information about the composition of the Bank’s investments and loan portfolio is provided in Notes 3 and 4, respectively. The Bank does not have a significant concentration in any one industry or customer.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash due from banks and interest-bearing overnight deposits in the Federal Home Loan Bank (FHLB) of Atlanta.

Investments in debt and equity securities

Securities held primarily for resale in the near term are classified as trading securities and reported at fair value, with changes in fair value recognized in earnings. The Bank currently holds no investments classified as trading securities.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. The Bank currently holds no investments classified as held-to-maturity. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity securities and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

Loans receivable

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Lauderdale and Colbert Counties, and surrounding counties in Northwest Alabama. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts adjusted for any charge-offs, the allowance for possible loan losses, and any deferred fees or costs on originated loans.

Interest is accrued on the principal amount outstanding. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is amortized to income using a method that approximates the interest method over the contractual lives of the loans.

The accrual of interest on all loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cost recovery method until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collection of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The allowance for loan losses is evaluated on a monthly basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions, and other factors deemed relevant by the Company’s board of directors.

The allowance for loan losses is maintained at a level that is considered to be adequate to reflect estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. A formal review of the allowance for loan losses is prepared monthly to assess the risk in the portfolio and to determine the adequacy of the allowance for loan losses. All loans are assigned a risk rating on a numerical scale of one to eight by loan officers using established credit policy guidelines. These risk ratings are periodically reviewed, and all risk ratings are subject to review by an independent reviewer. The risk ratings are assigned an allocation percentage which, when multiplied times the dollar value of loans in that risk category, results in the amount of the allowance for loan losses allocated to these loans. The allocation of allowance for loans with a grade of one through seven is based upon historical and regulatory loss rates adjusted for current conditions that include estimated current economic developments. The allocations for loans with a grade of eight are generally charge-offs. Management reviews its allocation of the loan losses versus actual performance of each of its portfolios and adjusts allocation rates to reflect the recent performance of the portfolio as well as other factors that might affect the estimated losses in the portfolio. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions or reductions to the allowance may be necessary.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured separately for each impaired loan by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank’s loans which have been identified as impaired have been measured by the fair value of existing collateral.

Larger groups of smaller balance homogeneous loans such as consumer installment, bankcard and residential real estate mortgage loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures. Payments received on impaired loans for which the ultimate collectibility of principal is uncertain are generally applied first as principal reductions.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Mortgage servicing rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Credit related financial instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

In November 2002, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 45 (“FIN 45”) Guarantors’ Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 also elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The Bank is guarantor on certain irrevocable standby letters of credit issued on behalf of certain customers in the ordinary course of business. The adoption of FIN 45 was not material to the financial condition or results of operations of the Bank for 2003.

Foreclosed real estate and other assets

Real estate and other assets acquired through foreclosure are initially recorded at fair value at the time of foreclosure through a charge to the allowance for loan losses with a valuation allowance established for estimated costs to sell. Subsequent to foreclosure, foreclosed assets are carried at the lower of fair value, less estimated costs to sell, or cost, with the reduction charged to current earnings. Revenue collected on the properties is credited on the cost recovery method and expenses are included in noninterest expenses.

Premises and equipment

Office properties and equipment are carried at cost less accumulated depreciation. Improvements are capitalized, whereas repairs and maintenance are charged to expense as incurred. Depreciation is provided by the straight-line method at rates intended to distribute the cost of buildings and equipment over their estimated service lives of ten to fifty years and three to ten years, respectively.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Derivative financial instruments

Financial instruments issued by the Company with complex terms are analyzed to determine the existence of any “embedded” derivative instruments. Upon issuance, the Company assesses whether the economic characteristics of any embedded derivatives are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract), and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value, and designated as a fair-value, cash-flow or foreign-currency hedge, or as a trading derivative instrument. However, in cases where (1) the host contract is measured at fair value, with changes in fair value reported in current operations or (2) the Company is unable to reliably identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the statement of financial condition at fair value and is not designated as a hedging instrument.

Income taxes

Bancshares and the Bank file a consolidated federal income tax return.

Deferred income taxes and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share

Basic earnings per share (“EPS”) represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects any additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options, stock warrants and to the potential conversion of Series B preferred stock. A reconciliation of the weighted average number of common shares outstanding used in the earnings per share computation follows:

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Numerator	Denominator	EPS	Numerator	Denominator	EPS
Basic loss per share, loss applicable to common shareholders	$(105,000)	1,256,715	$(0.08)	$(189,000)	1,256,715	$(0.15)

Effective of dilutive securities:
Warrants(1)	—	—		—	—
Options(1)	—	—		—	—
Convertible preferred stock(2)	(44,000)	206,388		—	—

Diluted loss per share, loss applicable to common shareholders	$(149,000)	1,463,103	$(0.10)	$(189,000)	1,256,715	$(0.15)

(1)	Warrants and options have an anti-dilutive effect for both periods.
(2)	The impact of convertible preferred stock has an anti-dilutive effect for the 2002 period.

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. These components of comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Change in unrealized gains (losses) on available for sale securities	$(129)	$413
Reclassification adjustment for gains (losses) realized	56	116

Net change in unrealized gains (losses)	(185)	297
Tax effect	—	—

Net of tax amount	$(185)	$297

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment reporting and disclosures

An operating segment is defined as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company has determined it has no segment reporting requirements.

Reclassification

Certain amounts have been reclassified in the 2002 consolidated financial statements to conform to the 2003 presentation.

Recent accounting pronouncements

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transferors to qualified special-purpose entities (“QSPEs”) and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004; however, for special-purpose entities the Corporation would be required to apply FIN 46 as of December 31, 2003. The Interpretation had no effect on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement did not have a material effect on the Company’s consolidated financial statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Postretirement Benefits. This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. This Statement had no effect on the Company’s consolidated financial statements.

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 includes loans acquired in purchase business combinations, but does not apply to loans originated by the entity. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004 although earlier adoption is encouraged. The adoption of this new statement of position is not expected to have a material impact on the consolidated financial condition or results of operations of the Company.

NOTE 2 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents were comprised of the following:

	December 31, 2003	December 31, 2002

	(Dollars in thousands)
Cash and cash equivalents:
Cash on hand	$941	$805
Cash due from banks	3,339	3,632
Interest-bearing deposits	6,188	2,574

Total	$10,468	$7,011

From time to time throughout the year, the Bank’s balances due from other financial institutions exceeded FDIC insurance limits. Management considers this to be a normal business risk.

As an Alabama state-chartered bank which is not a member of the Federal Reserve System, the Bank is required by Alabama law to maintain at all times a reserve (comprised of cash on hand) based upon average daily deposits of the Bank. At December 31, 2003, the required reserve was $108,000, and the Bank’s qualifying reserves totaled approximately $706,000.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	December 31, 2003
	Amortized Cost Basis	Unrealized		Estimated Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale:

U.S. Government and agency obligations	$5,541	$19	$(62)	$5,498
Mortgaged-backed securities	7,242	19	(48)	7,213

Total securities available-for-sale	$12,783	$38	$(110)	$12,711

	December 31, 2002
	Amortized Cost Basis	Unrealized		Estimated Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale:

U.S. Government and agency obligations	$5,600	$66	$—	$5,666
Mortgage-backed securities	9,769	55	(8)	9,816

Total securities available-for-sale	$15,369	$121	$(8)	$15,482

At December 31, 2003 and 2002, securities with a carrying value of $327,000 and $500,000, respectively, were pledged to secure public deposits. At December 31, 2003, securities with a carrying value of $5.9 million were pledged to secure FHLB advances of $5.7 million. At December 31, 2002, securities with a carrying value of $6.3 million were pledged to secure FHLB advances of $5.8 million.

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and estimated fair value of debt securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Available-for-sale:

U.S. Government and agency obligations

Due in less than one year	$1,000	$1,008
Due after one year through five years	4,541	4,490

Mortgage-backed securities

Due in less than one year	3	3
Due after one year through five years	43	45
Due in greater than five years through ten years	1,739	1,729
Due in greater than ten years	5,457	5,436

	$12,783	$12,711

For the years ended December 31, 2003 and 2002, gross realized gains amounted to $58,000 and $118,000, respectively. Gross realized losses amounted to $2,000 for each of the years ended December 31, 2003 and 2002. At December 31, 2003, the Bank did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies and sponsored agencies (including FNMA and FHLMC), whose aggregate book value exceeded ten percent of stockholders’ equity.

Information pertaining to securities with gross unrealized losses at December 31, 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars In thousands)
U.S. Government and agency obligations	$2,233	$62	$—	$—	$2,233	$62
Mortgaged-backed securities	4,866	48	—	—	4,866	48

Total temporarily impaired securities	$7,099	$110	$—	$—	$7,099	$110

NOTE 3 - SECURITIES (CONTINUED)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized loss approximates 1.5% of the fair value of the temporarily-impaired securities at December 31, 2003 and includes fourteen issuances as follows:

•	The unrealized loss in investments in U.S. government and agency securities consists of four securities. The unrealized loss was the result of market interest rate increases since the time these investments were acquired. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par or stated value of the investment.

•	The unrealized loss in mortgage-backed securities consists of ten securities. The unrealized loss was also the result of market interest rate increases since the time these investments were acquired. The contractual cash flows of these securities are guaranteed by the issuing agency and, with respect to Government National Mortgage Association issuances, by the U.S. Government. It is expected that the securities would not be settled at a price less than the par or stated value of the investment.

Because the declines in fair value were attributable to increases in interest rates and not attributable to credit quality, and because the Bank has the ability and intent to hold all of these investments until a market price recovery or maturity, these investments were not considered other-than-temporarily impaired.

NOTE 4 - LOANS RECEIVABLE

Loans receivable consisted of the following:

	December 31, 2003	December 31, 2002
	(Dollars in thousands)
One-to-four family residential mortgage loans	$27,391	$23,193
Multi-family residential mortgage loans	2,965	3,445
Commercial mortgage loans	18,805	18,234
Construction and land development loans	5,331	4,957
Commercial business loans	10,278	11,941
Consumer loans	9,120	10,394

Total loans	73,890	72,164

Less:
Undisbursed loans in process	(1,286)	(304)
Unamortized loan origination fees and deferred interest	(116)	(35)
Allowance for loan losses	(2,866)	(4,185)

	(4,268)	(4,524)

Total loans receivable, net	$69,622	$67,640

NOTE 4 - LOANS RECEIVABLE (CONTINUED)

The Company originates both adjustable and fixed interest rate loans. At December 31, 2003 and 2002, the composition of these loans was as follows:

	Fixed Rate Loans
	December 31, 2003	December 31, 2002
	(Dollars in thousands)
Term to maturity

Less than one year	$9,289	$8,181
One year to five years	22,315	29,009
Over five years	5,381	5,060

	$36,985	$42,250

	Adjustable Rate Loans
	December 31, 2003	December 31, 2002
	(Dollars in thousands)
Term to reprice

Less than one year	$29,987	$29,204
One year to five years	1,708	710
Over five years	5,210	—

	$36,905	$29,914

The adjustable rate loans have interest rate adjustment limitations. The majority of the adjustable rate loans are indexed to the one-year U.S. Treasury bill rate or to the prime lending rate published in the Wall Street Journal. Future market factors may affect the correlation of the interest rate adjustment with the rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

NOTE 4 - LOANS RECEIVABLE (CONTINUED)

An analysis of the allowance for loan losses follows:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Balance - beginning of year	$4,185	$5,650
Provision (reduction of provision) for loan losses	(288)	633
Recoveries	478	888
Charge-offs	(1,509)	(2,986)

Balance - end of year	$2,866	$4,185

While the Bank believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in future reviews of the Bank’s loan portfolio, will not request the Bank to increase significantly its allowances for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases would not be necessary should the quality of any loans deteriorate. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

Reserves for loan losses for tax purposes are maintained at the maximum allowable by the Internal Revenue Code.

At December 31, 2003 and 2002, non-accrual loans totaled $3.8 million and $6.8 million, respectively. Interest income totaling $160,000 and $26,000 was recognized on nonaccrual loans for the years ended December 31, 2003 and 2002.

At December 31, 2003 and 2002, the recorded investment in loans that were considered to be impaired was $3.8 million and $6.8 million, respectively. Collateral dependent loans, which were measured at the fair value of the collateral, constituted approximately all of the impaired loans at December 31, 2003 and 2002. There was approximately $945,000 and $1.3 million at December 31, 2003 and 2002, respectively, in the allowance for loan losses specifically allocated to impaired loans. The average recorded investment in impaired loans for the years ended December 31, 2003 and 2002 was approximately $5.1 million and $9.0 million, respectively. Interest income recognized on impaired loans was $160,000 in 2003 and $26,000 in 2002.

Loans to executive officers and directors are made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. The Bank gives employees who are not directors or executive officers a preferred discount of the interest rate on adjustable-rate mortgages of up to ¾%.

NOTE 4 - LOANS RECEIVABLE (CONTINUED)

Loan activity relating to loans made to executive officers and directors and companies in which executive officers and directors own a significant interest is summarized as follows:

Year ended December 31,	Balance Beginning of Year	Advances	Repayments	Balance End of Year
(Dollars in thousands)
2003	$1,474	$154	$909	$719
2002	1,433	1,679	1,638	1,474

Unused credit lines or commitments to extend credit to executive officers and directors, and companies in which executive officers and directors own a significant interest, aggregated $390,000 and $169,000 for the years ended December 31, 2003 and 2002, respectively.

Loans and participations serviced by the Bank on behalf of others were approximately $6.7 million and $8.2 million at December 31, 2003 and 2002, respectively. Servicing assets were insignificant at December 31, 2003 and 2002.

At December 31, 2003, first mortgage loans with an aggregate unpaid principal balance of $5.2 million were pledged to secure the Bank’s obligations under its correspondent banking services with the FHLB of Atlanta.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are summarized by major classifications as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Land	$508	$508
Building and improvements	3,673	3,524
Furniture, fixtures and equipment	1,261	1,316

	5,442	5,348
Less: accumulated depreciation	(3,096)	(2,996)

	$2,346	$2,352

Depreciation expense aggregated approximately $157,000 and $207,000 for the years ended December 31, 2003 and 2002, respectively.

NOTE 6 - DEPOSITS

Deposits by major classification and interest rate are summarized as follows:

	December 31, 2003			December 31, 2002
	Rates	Amount	% of total	Rates	Amount	% of total
	(Dollars in thousands)
Noninterest-bearing accounts:
Noninterest-bearing accounts	—	$8,633	10.6	—	$4,253	5.2

		8,633	10.6		4,253	5.2

Interest-bearing accounts:
NOW accounts	0.25%	6,682	8.2	0.30%	6,765	8.3
Money market demand accounts	1.19%	5,832	7.1	1.38%	4,619	5.7
Passbook accounts	0.30%	7,927	9.7	0.45%	8,313	10.3
Statement savings	0.30%	3,043	3.7	0.45%	2,243	2.8
Certificate accounts:
0.30% to 2.00%		25,341	31.1		12,198	15.0
2.01% to 3.00%		13,094	16.0		11,489	14.2
3.01% to 4.00%		5,603	6.9		21,312	26.3
4.01% to 5.00%		4,032	4.9		5,252	6.5
Over 5.00%		1,435	1.8		4,604	5.7

		72,989	89.4		76,795	94.8

		$81,622	100.0		$81,048	100.0

Scheduled maturities of time deposits were as follows:

December 31, 2003
(Dollars in thousands)
2004	$28,425
2005	12,552
2006	907
2007	5,061
2008	2,560

$49,505

As of December 31, 2003 and 2002, the Bank had aggregate deposit accounts with balances greater than $100,000 of approximately $11.8 million and $8.5 million, respectively. Balances in excess of $100,000 are not covered by FDIC insurance.

NOTE 7 - BORROWED FUNDS

Advances from Federal Home Loan Bank

Advances from the Federal Home Loan Bank are as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Advances from Community Advance Fund:
6.91% principal reducing credit advance dated March 4, 1994, interest due monthly, principal due in equal quarterly installments of $33,333 commencing in March 2004 and continuing through March 2009	$700	$700

7.49% principal reducing credit advance dated July 8, 1994, interest due monthly, principal due in equal quarterly installments of $5,405 commencing in July 1995 and continuing through July 2004	16	38

5.49% ten-year convertible advance dated February 4, 1998, interest due quarterly, principal due February 4, 2008	5,000	5,000

Total advances from Federal Home Loan Bank	$5,716	$5,738

As of December 31, 2003, the $5.0 million advance is no longer convertible to a variable rate. The FHLB did not exercise the one-time conversion option in February 2003.

The contractual maturities of Federal Home Loan Bank debt are as follows:

Year ending December 31,	Principal Payments
(Dollars in thousands)
2004	$150
2005	133
2006	133
2007	133
2008	5,133
Thereafter	34

$5,716

At December 31, 2003 and 2002 the Bank’s advances from the FHLB of Atlanta are secured by investment securities with a carrying value of $5.9 million and $6.3 million, respectively. The Bank incurred interest expense on FHLB advances of approximately $329,000 and $333,000 in 2003 and 2002, respectively.

NOTE 7 - BORROWED FUNDS (CONTINUED)

Notes payable to banks

Notes payable to banks are as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Note payable to a third party bank, interest rate equals bank’s prime rate plus 2.00% payable monthly (6.25% at December 31, 2002); principal due December 31, 2002, secured by a pledge of the Bank’s common stock	$—	$750

Total notes payable to banks	$—	$750

Notes payable to directors

Notes payable to directors are as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Note payable to certain of the Company’s directors, interest rate equals prime rate plus 1.00% payable quarterly (5.00% at December 31, 2003; 5.25% at December 31, 2002); principal due the earlier of (i) the change of control of the Company or (ii) November 2004, secured by a pledge of the Bank’s common stock	$1,000	$1,000

Notes payable to certain of the Company’s directors, interest rate equals prime rate plus 2.00% payable at maturity (6.25% at December 31, 2002); principal due May 1, 2003, secured by a second pledge of the Bank’s common stock	—	250

Total notes payable to directors	$1,000	$1,250

NOTE 7 - BORROWED FUNDS (CONTINUED)

On April 11, 2002, and June 25, 2002, certain of the Company’s directors loaned funds to the Company of $125,000 and $125,000, respectively, for the purpose of funding both the interest on the Company’s debt and other general corporate expenses. A provision in the notes stipulated that if the debt was not paid by October 31, 2002, the directors would receive warrants to purchase a total of 50,000 shares of common stock of the Company for $1.00 per share, which warrants would not expire until November 1, 2005. The debt was not paid prior to October 31, 2002, and the warrants were issued on November 1, 2002. The fair value of the warrants of $8,000 was charged to interest expense and credited to common stock warrants in the stockholders’ equity section of the Consolidated Statement of Financial Condition. As of December 31, 2003, no warrants have been exercised.

Subordinated capital notes, net of discount

Subordinated capital notes, net of discount are as follows:

	December 31,
	2003	2002
	(Dollars in thousands)
Subordinated capital notes, net of discount; interest rate of 4.50% through September 30, 2005, and thereafter at a floating rate equal to the prime rate; principal due in eight equal quarterly installments beginning on December 31, 2006 with a final maturity of September 30, 2008	$6,411	$—

Total subordinated capital notes, net of discount	$6,411	$—

During 2003, the Company issued $6.6 million in Notes for cash and/or in exchange for redeemable preferred stock. The total cash proceeds of $3.1 million were used to establish an Interest Payment Fund, replenish any cash used to pay the cash consideration in a preferred stock exchange discussed in Note 11, pay the balance of a $750,000 note payable to an independent bank, pay the balance of $250,000 in notes payable to five directors, and for other general corporate purposes, including the repurchase for cash of shares of Series A and Series B preferred stock discussed in Note 11.

The Notes bear interest, payable quarterly, at a fixed rate of 4.5% per annum through September 30, 2005, and thereafter at a floating rate equal to the prime rate. The Notes mature in eight equal quarterly principal installments beginning December 31, 2006, with a final maturity of September 30, 2008. The Company may repay the Notes at any time without a penalty. The Company initially issued warrants to purchase 184,912 shares of common stock at $.01 per share related to the Notes. The warrants are exercisable one year after the date of issuance and expire in three years. The fair value of the warrants of $203,000 was recorded as a reduction to the subordinated capital notes in the liabilities section and credited to common stock warrants in the stockholders’ equity section of the Consolidated Statement of Financial Condition. The discount will be amortized over the life of the Notes through a monthly charge to interest expense. As of December 31, 2003, no warrants have been exercised. Subject to the approval of the Company’s stockholders, additional warrants to purchase up to a maximum of 184,912 shares of the Company’s common stock are issuable on the first anniversary date of issue, assuming the Notes remain outstanding. Annually thereafter, subject to the approval of the Company’s stockholders, warrants to purchase a maximum total of 462,280 additional shares of Company stock may be issued.

NOTE 7 - BORROWED FUNDS (CONTINUED)

The contractual maturities of the Notes are as follows:

Year ending December 31,	Principal Payments
(Dollars in thousands)
2004	$—
2005	—
2006	801
2007	3,206
2008	2,404

$6,411

NOTE 8 - INCOME TAXES

Income tax expense is comprised of the following elements of current and deferred Federal and state income taxes:

	2003	2002
	(Dollars in thousands)
Current income tax expense (benefit):
Federal	$5	$(272)
State	—	—

	5	(272)

Deferred income tax expense:
Federal	—	—
State	—	—

	—	—

Total income tax expense (benefit)	$5	$(272)

The Company files consolidated federal and state income tax returns. At December 31, 2003, the Company had no prepaid federal income taxes and $3,000 in prepaid state income taxes. At December 31, 2002, the Company had prepaid federal and state income taxes of approximately $75,000 and $10,000, respectively.

NOTE 8 - INCOME TAXES (CONTINUED)

The provisions for income taxes are different from the amounts determined by applying the federal statutory rate to income before income taxes due to the following:

	2003	2002
	(Dollars in thousands)
Expected income tax (benefit), at statutory rate	$(47)	$(17)
Dividend received deduction	(5)	(20)
Valuation allowance	29	(779)
Effect of change in fair value of derivative debt instrument	(4)	23
Other, net	32	521

Total income tax expense (benefit)	$5	$(272)

Deferred income tax expense (benefit) results from temporary differences in the recognition of revenues and expenses for tax and financial statement purposes. Deferred income taxes are also provided on certain components of equity. The sources and tax effects of these temporary differences and the separately stated components of equity resulting in deferred income taxes are as follows:

	2003	2002
	(Dollars in thousands)
Deferred tax asset:
Bad debt deduction	$501	$1,081
Deferred compensation	9	17
Loan fees	72	44
Premises and equipment	23	14
Net operating loss carryforward (Federal and Alabama)	911	389
Tax credit carryforward (Federal)	307	313
Contribution carryforward	29	22
Other	76	24

	1,928	1,904

Deferred tax liability:
Other	9	14

	9	14

Net deferred tax asset	1,919	1,890
Valuation allowance	(1,919)	(1,890)

Deferred tax asset, net of valuation allowance	$—	$—

NOTE 8 - INCOME TAXES (CONTINUED)

Realization of tax benefits represented by deferred tax assets is dependent on future earnings. Because of the uncertainties involved in projecting future events and circumstances, a valuation allowance was established to fully reserve the net deferred tax asset as of and for the periods ended December 31, 2003 and 2002.

The Company realized a Federal tax loss of $1.4 million in 2002 and received, during 2003, a refund for federal income taxes paid in 1999 totaling $272,000.

NOTE 9 - EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan and Trust

The Bank contributes to a defined contribution profit-sharing plan (the “plan”), which includes a 401(k) feature, and covers substantially all employees who have completed one year with 1,000 hours of service with the Bank or another financial institution and are over 21 years of age. Eligible employees may contribute the maximum dollar amount allowed under the Internal Revenue Code. The Bank may make discretionary matching contributions to the plan, as determined by the Board of Directors. Matching contributions are allocated among participants in proportion to their compensation relative to the total compensation of all active participants. Vesting in the Bank’s matching and discretionary contributions results in 100% vesting after five years of credited service. Contributions to the plan by the Bank, in the amounts of $67,000 in 2003 and $58,000 in 2002, are included in compensation and employee benefits.

Stock Option Plan

Under the Company’s Stock Option Plan, the Company may grant options to its directors, officers and employees for up to 204,988 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals or exceeds the market price of the Company’s stock on the date of the grant. The options generally vest at a rate of 20% per year and expire at various times not longer than ten years from the date of the grant. As of December 31, 2003 and 2002, there were 81,304 and 71,304 shares, respectively, available for future grants.

A summary of the status of the Company’s stock option plan is as follows:

	2003		2002
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding, beginning of year	127,498	$4.78	77,311	$9.27
Granted	—	—	85,000	2.00
Exercised	—	—	—	—
Forfeited	(10,000)	6.31	(34,813)	7.97

Outstanding, end of year	117,498	$4.65	127,498	$4.78

Options exercisable at year-end	48,348	$7.97	29,698	$11.26

Weighted-average fair value of options granted during the year		$—		$0.48

NOTE 9 - EMPLOYEE BENEFIT PLANS (CONTINUED)

During 2003, the Company adopted the prospective method of SFAS No. 148 Accounting for Stock-Based Compensation-Transition and Disclosure in accounting for is stock option plans. In accordance with the provisions of the prospective method of SFAS No. 148, the Company is required to recognize compensation cost for options granted, modified, or settled after January 1, 2003. No options were granted, modified, or settled during 2003. Therefore, no compensation cost related to stock option plans was recognized for the year ended December 31, 2003. Through December 31, 2002, the Company followed the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which was amended by SFAS No. 148, and had elected to apply APB Opinion 25 and related interpretations in accounting for its stock option plans. Accordingly, the Company did not recognize compensation cost for the options granted at least equal to market value. If the Company had elected to recognize the compensation cost for all options granted in fiscal years beginning after December 31, 1994, based on the fair value of the options granted at the grant date, net loss and loss per share for the years ended December 31, 2003 and December 31, 2002 would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

	2003	2002
Net loss applicable to common shareholders - as reported	$(105)	$(189)
Net loss applicable to common shareholders - pro forma	(109)	(186)
Basic loss per share - as reported	(0.08)	(0.15)
Basic loss per share - pro forma	(0.09)	(0.15)
Diluted loss per share - as reported	(0.10)	(0.15)
Diluted loss per share - pro forma	(0.10)	(0.15)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions. No options were granted during 2003.

2002
Expected dividend yield	0.00%
Expected stock price volatility	30%
Risk-free interest rate	3.76%
Expected life of options	5 years

NOTE 10 – REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

Capital is the primary measure used by regulators to monitor the financial health of insured banks and savings institutions. The Federal Reserve Board and the Federal Deposit Insurance Corporation have historically had similar capital adequacy guidelines involving minimum leverage capital and risk based capital requirements. Federal Reserve Board regulations evaluate Bancshares’ capital compliance on a bank-only basis because Bancshares has total consolidated assets of less than $150 million. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Based on the risk-based capital rules and definitions prescribed by the banking regulators, should an institution’s capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2003, the Bank’s regulatory capital ratios were as follows:

	Amount	Percentage of adjusted total assets
	(Dollars in thousands)
First Southern Bank:

Total capital (to risk-weighted assets)	$8,953	13.66%
To be well capitalized under the FDICIA prompt corrective action provisions	6,554	10.00%

Excess	$2,399	3.66%

Tier 1 Capital (to risk-weighted assets)	$8,108	12.37%
To be well capitalized under the FDICIA prompt corrective action provisions	3,933	6.00%

Excess	$4,175	6.37%

Tier 1 Capital (to average assets)	$8,108	8.33%
To be well capitalized under the FDICIA prompt corrective action provisions	4,869	5.00%

Excess	$3,239	3.33%

Total capital (to risk-weighted assets)	$8,953	13.66%
Minimum risk-based capital requirements	5,243	8.00%

Excess	$3,710	5.66%

Tier 1 Capital (to risk-weighted assets)	$8,108	12.37%
Minimum core capital	2,622	4.00%

Excess	$5,486	8.37%

Tier 1 Capital (to average assets)	$8,108	8.33%
Minimum Tier 1 capital requirement	3,895	4.00%

Excess	$4,213	4.33%

NOTE 10 – REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS (CONTINUED)

To be categorized as well capitalized, the Bank must maintain a total risk-based capital ratio as set forth in the preceding table and not be subject to a capital order. Under the FDICIA prompt corrective action provisions applicable to banks, as of December 31, 2003, the Bank is categorized as well capitalized, but is subject to a Consent Order (“the Order”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Alabama State Banking Department.

As of December 31, 2002, the Bank’s regulatory capital ratios were as follows:

	Amount	Percentage of adjusted total assets
	(Dollars in thousands)
First Southern Bank:

Total capital (to risk-weighted assets)	$9,002	13.37%
To be well capitalized under the FDICIA prompt corrective action provisions	6,732	10.00%

Excess	$2,270	3.37%

Tier 1 Capital (to risk-weighted assets)	$8,120	12.06%
To be well capitalized under the FDICIA prompt corrective action provisions	4,039	6.00%

Excess	$4,081	6.06%

Tier 1 Capital (to average assets)	$8,120	8.37%
To be well capitalized under the FDICIA prompt corrective action provisions	4,853	5.00%

Excess	$3,267	3.37%

Total capital (to risk-weighted assets)	$9,002	13.37%
Minimum risk-based capital requirements	5,385	8.00%

Excess	$3,617	5.37%

Tier 1 Capital (to risk-weighted assets)	$8,120	12.06%
Minimum core capital	2,693	4.00%

Excess	$5,427	8.06%

Tier 1 Capital (to average assets)	$8,120	8.37%
Minimum Tier 1 capital requirement	3,883	4.00%

Excess	$4,237	4.37%

Bancshares and the Bank are subject to certain regulatory capital requirements. As a result of the Memorandum of Understanding (“the MOU”) with the Federal Reserve Bank of Atlanta, Bancshares is restricted from incurring any additional debt without the prior written approval of the Federal Reserve. The MOU also prohibits Bancshares from declaring or paying dividends to its shareholders or redeeming any of its outstanding stock without the prior written approval of the Federal Reserve Bank. Bancshares has adopted a capital restoration plan and a capital and dividend policy to comply with the provisions of the MOU and is required to submit quarterly progress reports to the Federal Reserve. The MOU will remain in effect until modified or terminated by the Federal Reserve. At December 31, 2003, Bancshares believes it is in material compliance with the MOU.

NOTE 10 – REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS (CONTINUED)

As a result of the Order with the FDIC and the Alabama State Banking Department, which became effective March 25, 2002, the Bank is required to address various operational deficiencies, including certain violations of law and regulations identified by the Regulators, within various time periods prescribed by the Order. Among other things, the Bank must address identified deficiencies with respect to management staffing and effectiveness, earnings, asset quality, capital adequacy, allowance for loan losses, and internal policies, procedures and controls. The Order also prohibits the Bank from paying cash dividends to Bancshares without prior written consent from the Regulators.

The Order outlines specific capital adequacy benchmarks that the Bank must satisfy. Within 120 days of the effective date of the Order and for as long as the Order remains in effect, the Bank’s Tier 1 capital must equal or exceed 7.00% of total assets. At December 31, 2003, the Bank’s Tier 1 capital was 8.33% of total assets and in compliance with the Order. The Bank has developed and adopted a plan designed to meet and maintain the FDIC’s minimum risk-based capital requirements.

The Order also imposes specific asset quality measures on the Bank. Among these is the requirement to reduce (by charge-off, collection or removal from adverse classification with the consent of the Regulators) the level of assets classified “substandard” and “doubtful” by the Regulators in connection with their 2001 examination to not more than $20.0 million by August 31, 2002, to not more than $15.0 million by February 28, 2003, and to not more than $6.0 million by August 31, 2003. During the month of August 2003, the Company requested a 120-day extension on the $6.0 million requirement of the Order as of August 31, 2003. The extension was granted through December 31, 2003. At December 31, 2003, the balance of assets classified “substandard” and “doubtful” by the Regulators in 2001 was $5.6 million and in compliance with the Order.

The issuance of the Order follows previously disclosed written assurances by the Bank to the Alabama State Banking Department in August 2001, which written assurances were superseded by the Order. The Order requires the Bank to submit periodic written reports to the Regulators detailing compliance with the terms of the Order.

At December 31, 2003, Management believes it is in material compliance with the Order except for a violation as a result of the payment of an overdraft on a commercial relationship during the third quarter of 2003. The relationship included a loan that was classified loss and was charged off in 2001. The Order prohibits the extension of credit, directly or indirectly, to any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “loss” or “doubtful” and is uncollected. The overdraft was cleared prior to September 30, 2003 with a secured loan advanced by the Bank. Management informed the Regulators of the violation and the Regulators included it as a violation in their most recent examination report. In addition to this violation, the Regulator’s examination report also identified what they considered additional violations of the Order related to the same commercial relationship. No civil money penalties have been or are expected to be assessed against the Bank as a result of the claimed violations; however, the violations could delay the termination of the Order.

While Bancshares and the Bank have taken actions to achieve compliance with the MOU and the Order in a timely manner, there are no assurances that it will be successful in continuing to be in compliance with the MOU and the Order. Management of the Company cannot currently estimate the effects of these commitments on the financial condition, liquidity, and results of operations of the Bank or Bancshares. Noncompliance with the terms of the Order may subject the Bank or its directors to civil money penalties or the termination of deposit insurance.

NOTE 11 - REDEEMABLE PREFERRED STOCK AND DERIVATIVE DEBT INSTRUMENT

During 2001, the Company issued 160,350 shares of its 250,000 authorized shares of Series A redeemable, cumulative preferred stock (the “Series A preferred”) for net proceeds of $3.5 million. Prior to August 1, 2006, the Series A preferred carries a cumulative 4% annual dividend ($.88 per share), payable semi-annually (in March and September), if declared, in cash or, at the option of the holder, in shares of common stock valued at 85% of the defined book value as of the prior quarter end, subject to certain limitations. After July 31, 2006, the annual dividend increases to $5.928 per share, payable in cash. In the event the Company’s defined book value is not equal to or greater than $9.88 per adjusted share on July 31, 2006, then each holder of the Series A preferred shall be entitled to an incentive payment equal to four times the difference between the defined book value and $9.88 per adjusted share up to a maximum total incentive payment of $8 per share. After five years, the issuer may call the shares at any time and, after seven years, the holders may annually put to the Company up to 25% of the shares purchased in this offering, at a price equal to all accrued unpaid dividends plus the higher of $22.00 per share or four times the defined book value per adjusted share (based on equivalent common shares).

The incentive payment on the Series A preferred is indexed to the Company’s common stock but is not clearly and closely related to the economic characteristics and risks of the Series A preferred (the “host contract”) and requires settlement in cash or common stock at the option of the holder. Thus, the incentive payment qualifies as an “embedded derivative” within the host contract. In accordance with Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, and EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the incentive payment on the Series A preferred has been accounted for as a separate derivative liability on the statement of financial condition and measured at fair value. The change in fair value is recognized currently in the statement of operations as Change in Fair Value of Derivative Debt Instrument. For the years ended December 31, 2003 and 2002, the Company recognized charges of $61,000 and $68,000, respectively, on this instrument.

During 2001, the Company also issued 47,775 shares of its 56,000 authorized shares of Series B redeemable, cumulative preferred stock (the “Series B preferred”), for net proceeds of $1.0 million. The Series B preferred carried a cumulative 6% annual dividend ($1.32 per share, increasing to $3.36 per share, after three years), payable semi-annually (in March and September), if declared, in cash or, at the option of the holder, in shares of common stock valued at 85% of the defined book value as of the prior quarter end, subject to certain limitations. Each share of preferred stock was convertible at any time, at the option of the holder, into four shares of common stock. After three years, the issuer could have called the shares at any time, and the holders could have annually put to the Company for redemption up to 50% of the shares purchased in the offering, at a price of $26.85 per share plus all accrued unpaid dividends.

Because of the mandatory redemption premium and cumulative dividend features of the Series A and Series B preferred stocks, the Company is accreting the applicable redemption premiums utilizing the interest method over the minimum holding period, and is also accruing the cumulative dividends for each Series as earned. No dividends have been declared or paid since the issuance of the Series A and Series B preferred stocks due to the capital and dividend restrictions of the MOU. For the years ended December 31, 2003 and 2002, the Company provided $339,000 and $411,000, respectively, for the applicable accretion and dividends earned by a charge to retained earnings and corresponding increases to the respective carrying values of the Series A and Series B preferred stocks.

NOTE 11 - REDEEMABLE PREFERRED STOCK AND DERIVATIVE DEBT INSTRUMENT (CONTINUED)

During 2003, the Company redeemed 110,395 shares of the Series A preferred stock for $2.6 million in Notes and $57,000 in cash, and 39,092 shares of the Series B preferred stock for $902,000 in Notes and $61,000 in cash. These exchanges resulted in a net gain on the extinguishment of derivative debt instrument of $61,000 and a net gain of the exchange of subordinated capital notes for preferred stock of $312,000.

The Company also repurchased 20,409 shares of the Series A preferred stock for $488,000 in cash and 8,683 shares of the Series B preferred stock for $216,000 in cash, $54,000 payable in January 2004. These repurchases resulted in a net gain on the extinguishment of derivative debt instrument of $12,000 and a net gain on the repurchase of preferred stock of $66,000.

At December 31, 2003, 29,546 shares of the Series A preferred stock remain outstanding. All shares of the Series B preferred stock were exchanged for Notes or repurchased during 2003.

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, and interest rate caps and floors written on variable rate loans. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and letters of credit are represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

	Contract or notional amount
	December 31, 2003	December 31, 2002
	(Dollars in thousands)
Financial instruments and contract amounts which represent credit risk:

Commitments to extend credit	$1,265	$304
Unused lines of credit	5,098	4,062
Standby letters of credit	240	—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The maximum potential amount of future payments the Bank could be required to make under the standby letters of credit as of December 31, 2003 was $240,000. The current fair value of the liability for the Bank’s obligations under these standby letters of credit was less than $2,000 as of December 31, 2003, which approximates the unearned premium or fee received. The Bank’s recourse is limited to its rights as an unsecured lender to the applicant.

NOTE 13 - STOCK REPURCHASE PROGRAM

The Company had a Stock Repurchase Program from October 16, 1995 until 2000. Since inception of the program, 54,906 of these repurchased shares were utilized in the funding of a Management Recognition and Development Plan, 6,186 shares were used to satisfy options exercised, and 820,254 shares (aggregating 39.5% of issued shares) are held in treasury at December 31, 2003.

NOTE 14 - COMPANY DIVIDEND RESTRICTIONS

The Bank may not declare or pay a cash dividend on any of its capital stock if the effect thereof would cause the Bank’s regulatory capital to be reduced below the amount required for the liquidation account. In addition, the Bank is subject to restrictions on dividends under the Alabama Banking Code, which provides that an Alabama state bank must transfer to surplus each year at least 10% of its net earnings (and thus cannot declare or pay a dividend in excess of 90% of net earnings) until its surplus equals at least 20% of its capital. Furthermore, the Bank must obtain regulatory approval to declare dividends in any calendar year in excess of the total of its net earnings of that year combined with its retained net earnings of the preceding two years, less any required transfers to surplus. As of December 31, 2003, and as incorporated in the Order, the Bank is restricted from paying dividends without the approval of the FDIC and the State Banking Department.

Bancshares is also restricted by the MOU from paying dividends to shareholders without the written approval of the Federal Reserve. Bancshares, as a Delaware corporation, is also subject to the requirements of Delaware law, which generally limit the amount of dividends that Bancshares may declare and pay to an amount equal to the excess of its net assets over its stated capital or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

NOTE 15 - FIRST SOUTHERN BANCSHARES, INC. PARENT COMPANY ONLY FINANCIAL STATEMENTS

Condensed parent company only financial statements for First Southern Bancshares, Inc. are set forth below:

CONDENSED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2003	December 31, 2002
ASSETS

Cash and cash equivalents	$974	$119
Investment in wholly-owned subsidiary	8,039	8,238
Loans receivable	300	—
Other assets	88	1

Total assets	$9,401	$8,358

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable to banks	$—	$750
Notes payable to directors	1,000	1,250
Subordinated capital notes, net of discount	6,411	—
Other accrued liabilities	85	24
Derivative debt instrument	196	990

Total liabilities	7,692	3,014

Redeemable preferred stock	586	4,134
Stockholders’ equity	1,123	1,210

Total liabilities and stockholders’ equity	$9,401	$8,358

NOTE 15 - FIRST SOUTHERN BANCSHARES, INC. PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	Year ended December 31,
	2003	2002
INCOME
Equity in earnings of wholly-owned subsidiary	$236	$776
Other	74	—

Total income	310	776
EXPENSES	454	554

Income (loss) before income taxes	(144)	222
Provision for income taxes	—	—

Net income (loss)	(144)	222
Cumulative dividend arrearage and premium accretion on preferred stock	(339)	(411)
Gain on exchange of subordinated capital notes for preferred stock	312	—
Gain on repurchase of preferred stock	66	—

Basic loss applicable to common shareholders	$(105)	$(189)

Basic loss per common share	$(0.08)	$(0.15)

Diluted loss per common share	$(0.10)	$(0.15)

Dividends per common share	$—	$—

NOTE 15 - FIRST SOUTHERN BANCSHARES, INC. PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$(144)	$222
Adjustments to reconcile net income (loss) to net cash used in operations:
Equity in (earnings) losses of wholly-owned subsidiary	(236)	(776)
Change in fair value of derivative debt instrument	61	68
Amortization of discount on subordinated capital notes	10	—
Amortization of issuance costs on subordinated capital notes	4	—
Gain on extinguishment of derivative debt instrument	(73)	—
Fair value of common stock warrants issued	—	8
(Increase) decrease in other assets	(15)	9
Increase (decrease) in other liabilities	7	(15)

Net cash used in operating activities	(386)	(484)

CASH FLOWS FROM INVESTING ACTIVITIES:

Dividend from subsidiary bank	250	200
Capital contributions to subsidiary bank	—	(1,000)
Purchase of loans from subsidiary bank	(300)	—

Net cash used in investing activities	(50)	(800)

CASH FLOWS FROM FINANCING ACTIVITIES:

Repayment of notes payable to banks	(750)	—
Net proceeds from (repayment of) notes payable to directors	(250)	1,250
Proceeds from issuance of subordinated capital notes and common stock warrants, net of $76,000 in issuance costs	3,059	—
Repurchase of preferred stock	(650)	—
Payment of premiums on exchange of subordinated capital notes for preferred stock	(118)	—

Net cash provided by financing activities	1,291	1,250

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	855	(34)

Cash and cash equivalents at beginning of year	119	153

Cash and cash equivalents at end of year	$974	$119

NOTE 16 - CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of financial instruments as of December 31, 2003 and 2002 are summarized as follows:

	At December 31,
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
FINANCIAL ASSETS:

Cash and cash equivalents	$10,468	$10,468	$7,011	$7,011
Investment securities, available for sale	12,711	12,711	15,482	15,482
Loans held for sale	77	77	271	271
Loans receivable, net	69,622	70,027	67,640	71,913
Federal Home Loan Bank stock	383	383	684	684
Accrued dividends and interest receivable	489	489	593	593

FINANCIAL LIABILITIES:

Deposits:
Demand accounts	$32,117	$32,117	$26,193	$26,193
Certificate accounts	49,505	50,069	54,855	56,381
Advances from Federal Home Loan Bank	5,716	6,195	5,738	7,303
Notes payable to banks	—	—	750	750
Notes payable to directors	1,000	1,000	1,250	1,250
Subordinated capital notes, net of discount	6,411	6,955	—	—
Derivative debt instrument	196	196	990	990

Redeemable preferred stock
Series A	586	586	2,911	2,911
Series B	—	—	1,223	1,223
Off-balance-sheet commitments	—	—	—	—

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTE 16 - CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate the value:

•	Cash and cash equivalents - The carrying amounts of cash and cash equivalents approximates fair value.

•	Investment securities - Fair value was determined based upon quoted market prices and/or dealer quotes.

•	Loans receivable and loans held for sale - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain loans with a readily available market are based on quoted market prices of similar loans. The fair value of other loans was estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

•	Federal Home Loan Bank stock - The carrying value of the Federal Home Loan Bank stock is believed to reasonably reflect its fair value.

•	Accrued dividends and interest receivable - The carrying amount approximates fair value.

•	Deposits - The carrying value of demand deposits and other deposit accounts with no fixed maturity reflects the amount payable on demand and therefore is, by definition, its fair value. Fair values of certificates of deposit were estimated by discounting future cash flows using the rates currently being offered for deposits of similar remaining maturities.

•	Advances from Federal Home Loan Bank and other notes payable - The estimated fair value of Federal Home Loan Bank loan advances and other notes payable was determined by discounting future cash flows using the rates currently being offered on Federal Home Loan Bank advances and bank borrowings having similar characteristics.

•	Subordinated capital notes, net of discount – The estimated fair value of the Notes is determined by discounting future cash flows using the current prime rate.

•	Derivative debt instrument - The carrying value of the derivative debt instrument is the estimated fair value.

•	Redeemable preferred stock - The carrying value of the redeemable preferred stock approximates its fair value.

•	Off-balance-sheet financial commitments - The Company had $6.6 million of off-balance-sheet financial commitments as of December 31, 2003, which are commitments to originate loans, unused lines of credit and standby letters of credit. The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees, if applicable.

NOTE 17 - QUARTERLY DATA (UNAUDITED)

	Years Ended December 31,
	2003				2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except share data)
Interest income	$1,271	$1,283	$1,225	$1,212	$1,844	$1,729	$1,577	$1,356
Interest expense	556	509	478	515	1,078	914	786	613

Net interest income	715	774	747	697	766	815	791	743
Provision (reduction of provision) for loan losses	(200)	(189)	101	—	170	113	350	—

Net interest income after provision for loan losses	915	963	646	697	596	702	441	743
Noninterest income	230	263	272	47	223	245	1,806	183
Noninterest expense	1,053	1,054	1,018	1,048	1,323	1,265	1,308	1,093

Income (loss) before income taxes	92	172	(100)	(304)	(504)	(318)	939	(167)
Income tax expense (benefit)	—	5	—	—	—	(60)	80	(292)

Net income (loss)	92	167	(100)	(304)	(504)	(258)	859	125
Cumulative dividend arrearage and premium accretion on preferred stock	(104)	(105)	(106)	(24)	(102)	(102)	(103)	(104)
Gain on exchange of subordinated capital notes for preferred stock	—	—	237	75	—	—	—	—
Gain on repurchase of preferred stock	—	—	—	66	—	—	—	—

Basic income (loss) applicable to common shareholders	$(12)	$62	$31	$(187)	$(606)	$(360)	$756	$21

Basic earnings (loss) per common share	$(0.01)	$0.05	$0.03	$(0.15)	$(0.48)	$(0.29)	$0.60	$0.02

Diluted earnings (loss) per common share	$(0.01)	$0.05	$(0.05)	$(0.15)	$(0.48)	$(0.29)	$0.54	$0.02

Note: Quarterly amounts may not add to year-to-date due to rounding.

NOTE 18 - OTHER MATTERS

The Company purchases insurance, leases automobiles and contracts for professional services through certain Board members. The total of such expenses amounted to $133,000 in 2003 and $248,000 in 2002.